EXHIBIT 99.1

CORPORATE PARTICIPANTS

Laura Francis

Bruker BioSciences Corporation - CFO & Treasurer

Frank Laukien

Bruker BioSciences Corporation - Chairman, President & CEO

CONFERENCE CALL PARTICIPANTS

Spencer Nam (ph)

SG Cowen - Analyst

Derik DeBruin

UBS Warburg - Analyst

John Sullivan

Leerink Swann & Company - Analyst

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Bruker BioSciences second quarter earnings call. My name is Carol and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of today’s presentation. If at any time you require operator assistance, please press star, followed by zero, and a coordinator will be happy to assist you. As a reminder, ladies and gentlemen, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Ms. Laura Francis, Chief Financial Officer. Ma’am, please go ahead.

Laura Francis  - Bruker BioSciences Corporation - CFO & Treasurer

 Thanks for joining us today. And we apologize for the slight delay in our call. We were experiencing some problems with the wire service and formatting of the press release, but wanted to give you a little bit of an opportunity to look over that press release before the earnings call, and hopefully you’ve had the chance to do that. With me on the call today is Frank Laukien, the President and CEO of Bruker BioSciences, as well as Brian Monahan who is the Corporate Controller of Bruker BioSciences and was recently also appointed as the Assistant Vice President of Finance of our Bruker Daltonics operating subsidiary. During this call, Frank will discuss results and progress of Bruker BioSciences, while I take you through the Bruker BioSciences financial details, and our third quarter outlook.

I would like to begin the call by reading the Safe Harbor statement. This discussion will include forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to risks and uncertainties relating to technological approaches, product development, manufacturing, market acceptance, costs and pricing of our products, dependence on collaborative partners, suppliers, competition, intellectual property, litigation, and other risk factors discussed from time to time in our filings with the SEC. We expressly disclaim any obligation to release publicly any revisions to any forward-looking statements. These statements may not be rebroadcast, recorded, transcribed, or otherwise used without the written consent of Bruker BioSciences. During this call we will refer to certain financial measures that are not in accordance with generally accepted accounts principles, or

GAAP. A reconciliation of non-GAAP financial measures used on this call, to the most directly comparable GAAP measures, is available in our press release.

Now with that, I’d like to turn the call over to Frank Laukien, to discuss highlights from the quarter, and progress at Bruker BioSciences.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Thank you, Laura, and good afternoon, everyone. I would like to highlight some key results for the second quarter, and year-to-date 2004. For the second quarter, we reported a 5% increase in revenue to 64.1 million, compared to revenue of 60.9 million in the second quarter of 2003. Excluding currency effects, revenue increased 1%. Year-to-date, for the first half of 2004, revenue increased 7% to 132.3 million, compared to revenue of 124.0 million for the same period last year. On a currency adjusted basis, revenues declined by approximately 1%. As you know, we are targeting revenue growth of 13 to 15%. I would like to address, while we have not experienced this anticipated top line growth in the second quarter of 2004, especially when our new order bookings growth indeed has been greater than 15% throughout the first half of 2004. As you may know, we recognize revenue upon customer acceptance of our products.

In the second quarter, both our mass spectrometry and x-ray systems took longer than historical patterns to reach acceptance, and therefore revenue recognition. The primary factor impacting our lower revenues, was the introduction of numerous products that hit the market during the first and second quarter of this year. For Bruker Daltonics this includes the Apex Qe-FTMS and the new HCT Plus Ion Trap. There were other products. Bruker AXS, this includes the new D8 Super Speed Solutions, with the integrated high power x-ray technology and our new VANTEC x-ray detector technology. These new products are exciting to our customers and are driving our bookings growth, but they are taking longer than expected to transfer from R&D into manufacturing, to produce, to ship, and to install.

We do expect, however, that all of our new products will ship in the second half of this year. I should also note that the mix of new orders is impacting our revenue with relatively stronger order bookings growth for product lines with longer lead times. For example, at Bruker Daltonics we have been experiencing strong bookings growth in FTMS and in NBC substance detection systems. These units or products typically take 1 or 2 quarters longer to reach revenue than, say, a typical MALDI-TOF or ion trap mass spec system. We certainly were taken by surprise by the lower than expected revenues in the second quarter.

It is typical for us to recognize close to 50% of our revenue in the last month of the quarter, and with our substantial backlog, there were many systems with the opportunity for acceptance close to the end of the quarter. But most of our major locations still experienced shortfalls for the reasons discussed earlier. As soon as we had good information on the impact of the shortfall, as well as the impact on the bottom line, we had provided you with an updated Q2 estimate which we released earlier on July 15th. So we are disappointed by the revenues in the second quarter.

However, we believe this is a transitional issue that will be resolved in the short term. Our 15% bookings growth year-to-date clearly shows that our end-user markets are healthy, and that our new products are both on the Daltonics and AXS side. Bruker Daltonics continues, in terms of new order bookings, continues to grow in the mid-teen percentages, with particular strength in the new products, as well as in our [inaudible] product line. As anticipated, we continue to see a significant upswing in our NBC detection business for biological and chemical defense, and to terrorism, law enforcement, et cetera, and with the introduction of a number of new NBC detection products, just now in June, we are solidifying and enhancing our position in these important markets.

If you’ve followed us for some time, you may recall that NBC was generally slower growing than life-science in recently years, and we think that trend will be reversed, and in fact it will probably be one of the faster growing product lines in the next couple of years. Delightfully, at Bruker AXS, a lot of new products have enhanced our competitiveness, and Bruker AXS, which was relatively weak last year, is growing much, much faster than it has in the past, with all product lines contributing to the growth. Specifically at Bruker AXS, we exhibited a new series of x-ray defraction systems for materials research applications at the Pittsburgh conference this year, named Super Speed Solution. Two novel technologies, a high-powered turbo x-ray source, and a high speed, unique detector, called the VANTEC detector, now enable our x-ray defraction to go beyond prior limitations, in terms of sensitivity and speed. The product has really been enthusiastically embraced by our customers, and is expected to ship in volume in the second half of the year. Similarly we made very significant progress competitively and in terms of performance with our crystallography product line. And this product line, which as you may recall, did not do as well last year, is now growing nicely.

Now I would like to talk a little bit about the impact on our bottom line. In the second quarter, we incurred an adjusted net loss of 3.9 million, or 4 cents per diluted share, loss of 4 cents per diluted share. Year-to-date for the first half year, the adjusted net loss was 2.7 million, or 3 pennies per share. We experienced a shortfall of approximately 10 percent on the top line, which obviously affected our bottom line. It also resulted in a reduction of our gross margin, because of lower capacity utilization, as well as certain additional quality costs associated with a product introduction.

On top of these factors, we are happy to report that we continue to experience strong new order bookings growth. However, this meant that we also continued to incur sales commission costs. All of these factors combined to create the loss that we experienced in the second quarter. As I mentioned earlier, we believe that this revenue shortfall is a transitional issue. We continue to put out excellent products in our respective markets, and we believe we continue to gain market share.

With that said, we have obviously made a commitment as a Company to grow our bottom line. As you recall, with last year’s merger and the restructuring steps announced immediately thereafter, which have now been fully implemented, we expect these steps to contribute significantly to our product bottom line growth, and you should see all of these effects, they should be noticeable in the second half of 2004. However, based on the disappointing second quarter, we have decided to pursue additional cost savings initiatives, which we expect to announce during the third quarter. We will keep you posted on our plans, and we expect to announce significant additional cost saving initiatives in the next few weeks.

I think this provides a summary of our results for the quarter, as well as our plans to address certain issues and opportunities. I will now turn the discussion back over to Laura to discuss the financial details for the second quarter, and our outlook for the third quarter.

 Laura Francis  - Bruker BioSciences Corporation - CFO & Treasurer

 Thanks and good afternoon, again, everyone. Frank gave you some highlights of our performance, and I would like to provide a little more detail by taking you through the P&L in the next few minutes, including information on our business segments. As discussed already by Frank, Bruker BioSciences second quarter 2004 revenues increased 5%, to 64.1 million, compared to revenue of 60.9 million in the second quarter of 2003. Excluding favorable currency effects, net sales increased 1% year-over-year. In the second quarter of 2004, revenue for the Bruker Daltonics business increased 1%, or a 2% decrease, excluding currency effects to 34.9 million. Revenues for the Bruker AXS business increased 10%, or a 5% increase excluding currency effects, to 29.3 million in the second quarter of 2004. Year to date 2004, Bruker BioSciences revenue was derived 40% from life-science mass spectrometry systems, 30% from x-ray systems, 5% from NBC detection systems, and 25% from after-market sales.

Now for some bottom line metrics. To reiterate, the GAAP net loss for the quarter was 4.7 million, or a negative 5 cents per diluted share, compared to a net loss of 1.6 million, or negative 2 cents per diluted share in the second quarter of 2003. Please note that the adjusted net loss in the second quarter of 2004 excludes $118, 000 for amortization of intangible assets related to the merger and approximately $675,000 from the write-down of an impaired investment in small proteomics company. Also as mentioned previously by Frank, the loss was heavily driven by the lower than anticipated revenues which directly impacted the bottom line. The shortfall also has the additional impact of further depressing gross margins due to under-absorption of fixed costs in both of our operating companies.

The gross margin for the second quarter 2004, was an unusually low 40.3%, as compared to 42.4% for the comparable quarter in 2003. We expect our gross margins to recover in the second half of 2004. Selling, general, and administrative expenses, as a percentage of product revenue increased to 31.8% for the second quarter of 2004, as compared to 29.5% in the second quarter of 2003. The increase in sales and marketing expense is due to higher commissions on strong bookings, as well as additional sales resources, particularly at Bruker AXS in Japan and other new international subsidiaries. In addition, we experienced higher than anticipated general and administrative expenses in the quarter, and by and large these additional expenditures resulted from implementation work to comply with Sarbanes-Oxley, including accounting, consulting, and legal fees.

Also during the second quarter, reclassified certain service costs from marketing and selling, to cost of product revenues. These costs were reclassified for all periods presented. The primary reason for this change was to align one of our reporting units, in the Bruker Daltonics operating subsidiary, with our global policies for accounting for such costs. Research and development expenses increased to 17.1% of product revenues during the second quarter of 2004, compared to 16% in the comparable period of 2003. Part of the increase is due to additional R&D costs incurred on a new government R&D contract in Germany at Bruker Daltonics. Costs are incurred in R&D, while the reimbursement is classified in other revenue.

We also had higher than usual R&D expenses this quarter, due to our significant product introductions discussed earlier. From a tax perspective, we benefited losses this quarter at a rate of approximately 25%. This rate is lower than our standard rate of 40% for a couple of reasons. First, we did not benefit the write-down of the investments, since this is a capital loss, and second we do not benefit losses in the U.S. due to our net operating loss position here.

From a cash and short-term investment perspective, we ended the quarter with 79.2 million in cash and short-term investments. We used cash from operations of approximately 7.3 million during the quarter. The cash used was primarily related to the loss for the quarter, as well as an increase in finished goods in transit for those systems shipped, but not yet accepted, and also a decrease in accounts payable. In addition, we used cash to pay down debt of approximately $3.3 million in the quarter. Further, we incurred capital expenditure charges of approximately 1.8 million in the second quarter, and net working capital rose to 94.2 million due to these factors.

I will now discuss our expectations for the third quarter of 2004. Due to the fact that both of our businesses mostly sell capital equipment that is subject to customer acceptance, we may from time to time experience significant fluctuations between our anticipated and actual results. This obviously impacted our business in the second quarter, and it is possible that will these factors will affect our business in the third quarter, as well. Keeping in mind these limitations to our visibility, we anticipate revenue of 68 to 72 million, and adjusted EPS of zero to 2 cents per share. These numbers are actually consistent with the performance we would have expected in Q2, but based upon product introductions issues, we believe that we’ve been set back by approximately 1 quarter, in terms of our financial performance. So although planned performance is delayed by 1 quarter, we do believe that we’re back on track to our anticipated position.

The second quarter was a difficult one, primarily due to the shortfall in revenues. However, we believe that the factors that challenged us in this quarter, namely the launch of multiple new products, also drove bookings growth in this quarter, and will continue to do so in subsequent quarters. We’ve also made a commitment to bottom line growth of the business, and will continue to act accordingly in order to meet our objectives.

Lastly, I would like to say thank you, and it’s been a pleasure to work with each of you as the CFO of Bruker BioSciences. Our CFO search is going quite well, and we have a number of promising candidates in the Boston area that are excited about the opportunity to work with the Company. I feel confident that we will shortly announce my replacement, and in the interim I will work with Frank and Brian Monahan to ensure a smooth transition. With that I’d like to open it up for questions.

QUESTION AND ANSWER

Operator

 Thank you, ma’am. Ladies and gentlemen, if you wish to ask a question, please key star, 1, on your touch-tone telephone. If you wish to withdraw your question, or your question has been answered, you may withdraw it by keying star, 2. Questions will be taken in the order they have been received. Your first question comes to you from the line of Spencer Nam of SG Cowen. Please go ahead.

 Spencer Nam  - SG Cowen - Analyst

 Hi, thanks for taking my question. Just a couple of quick questions. You mentioned about this cost savings effort that’s going to be initiated in Q3. I know that you are not going to wait until you make the announcement later, but just kind of to get a sense of what we could expect, is it going to more of a broad-based across the board, or is it going to be very specific focused initiative

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Well, we are not prepared to go into the details, Spencer. I expect presently that it will be covering the business relatively broadly.

 Spencer Nam  - SG Cowen - Analyst

 Okay. One quick question on the NBC — the detection business, that you mentioned that it’s — you expect a much stronger growth. What are some of the signs that you see out there that lead you to believe that?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Well, we certainly — we’ve had good order bookings in the last, oh, 4 to 6 quarters in NBC detection products, and moreover as we look into our sales pipeline of things that are not yet contracts or order bookings, we just have a — we are in a good position in a number of — in a much larger number of smaller to mid-sized projects, so the general volume is there. And we also have the potential to be — we are being considered, and we have potential to win in the next year or 2 some potentially rather large projects.

 Spencer Nam  - SG Cowen - Analyst

 Gotcha.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 So we’re not relying on these large product projects to predict that the NBC substance detection business will grow probably faster than the average growth rate in our business, and faster than it has historically, as least in the last few years. We base that already on just the ongoing numerous small and mid-sized projects, but on top of that, we have some upside for some potentially large projects which would then be multi-year projects.

 Spencer Nam  - SG Cowen - Analyst

 I see. One final question, and related to my previous question on bookings, that with the increase in bookings, how do you — given that there was some delays in — in the completion of the projects, or the acceptance of — customer’s acceptance of the — of the installation, how do you see, with the increasing bookings going forward, that you would maintain or manage the installation or the working with customers to ensure that — that the delays get minimized. Is there — with additional products that are coming out, do you see that this — the second quarter event be more of an isolated situation, or do you have some thoughts to manage that over time?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Well, that’s a very good question. We — in the second quarter, indeed a lot of factors that normally you have within the business, a number of factors, some things are better than what you expected, some things are a little worse, and there is usually some balancing. In the second quarter, we didn’t have the balancing, but everything sort of lined up on the wrong side with the effect of reducing our revenue. As we said earlier, we will — we will see fluctuations in our business from time to time. Now, this has been mitigated by the fact that we have merged a year ago, the 2 public companies, so obviously statistically we have, as we become larger, the fluctuations, should become smaller, but the second quarter notwithstanding. We think the second quarter is a pretty significant and unexpected fluctuation, where sort of everything lined up at the same time to reduce revenue, but even in the future, we could see some variability compared to our estimates. Now, you know that could be on the up or on the down side. But we cannot always estimate — we try to — you know, obviously our best faith effort to estimate our revenue and our bottom line, which is very much dependent on the top line, of course, but there will be some fluctuations, given the fact that we sell a lot of, you know, big ticket items, as Laura said early.

 Spencer Nam  - SG Cowen - Analyst

 Those are my questions, and I wish all the best to Laura.

 Laura Francis  - Bruker BioSciences Corporation - CFO & Treasurer

 Thank you.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Thanks Spencer

Operator

 Your next question comes to you from the line of Derik DeBruin of UBS. Please go ahead.

 Derik DeBruin  - UBS Warburg - Analyst

 Hi. Could you give us any on update on the full year outlook?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 We have not — hi, Derik. We have not given guidance for the fourth quarter and the full year, but I think Laura implied a little bit. Looking at our progress in terms of top line growth and bottom line, we think we got — we’re a little too ambitious in hindsight, and we think we’ve kind of lost a quarter, so maybe at — if you look at your own — not at your particular, but in general, if people look at their estimates, what they have for the second quarter, that’s what we’re now projecting for the third quarter, and probably by the same token, we think what we would have anticipated for the third quarter probably gets pushed into the fourth quarter. That gives you some, based on your own models, perhaps some idea of how we see the business. But we have not given specific guidance for the fourth quarter and the full year at this point.

 Derik DeBruin  - UBS Warburg - Analyst

 And could you just give us a little bit more color on the bookings in terms of, you know, what items you’ve got out there, and I guess, you know, how some of your new products are fairing in light of the fact that some of your competitors have also introduced a number of new products recently?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Yeah. I mean, if you recall, last year, Bruker Daltonics was the new order bookings on — I mean, with some fluctuations but overall, has sort of growing in the teens, and AXS, of course, was quite a bit weaker in terms of revenue and bookings growth. This year, actually, Bruker AXS, in terms of new order bookings, is growing faster than Bruker Daltonics. Not that Bruker Daltonics has really slowed down appreciably, if at all, but Bruker AXS, admittedly from a weak comparison last year is growing very rapidly, and in terms of percentage growth, new order bookings growth, backlog, Bruker AXS is growing faster right now. It’s the faster growing operating company. However, you know, with a weak comparison last year.

And as I said, within the AXS business, the material — materials research x-ray defraction business has done really well, with the new product introductions in terms of new order bookings, rapid growth, very considerable growth now also in the crystallography or life-science part of the business, and continued solid growth, I would say, in the elemental analysis or x-ray fluorescence product line. Last year we had 2 product lines being strong, and 1 really quite weak. This year we have 1 being very strong, and 2 being strong, so Bruker AXS looks considerably better. In user demand but I think also competitiveness of our product lines.

 Derik DeBruin  - UBS Warburg - Analyst

 So do you see the gross margin recovering in the third quarter? I guess — and do we assume that it goes back to 1Q levels?

 Laura Francis  - Bruker BioSciences Corporation - CFO & Treasurer

 We certainly do anticipate recovery of the gross margins in the third quarter. As we had said, one of the bigger factors was in fact, the revenue shortfall being at revenues of only 64 million, is going to have the impact of depressing gross margins because of under-absorption, and not being able to cover all of our fixed costs. At the levels that we’re talking about for Q3, the 68 to 72 million in revenues, we should see a marked improvement in the gross margin.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 And the gross margins that we expect in the second half of the year, while we’ve been more cautious than assuming the Q1 level in our estimates, but it will be closer to the level — we estimated that it will be closer to the higher gross margins we had in Q1 than of course, the unusually low gross margin that we had in Q2.

 Derik DeBruin  - UBS Warburg - Analyst

 Okay. Great. And just one more question. Just looking at the — just give us some color in terms of what you’ve got in the R&D pipeline, and, you know, you do tend to introduce a large number of new products every year, which is a good thing. But is it something we’re going to have to worry about, I guess, next time around?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Well, I hope that our new product introductions will not be a source of worries in general, but every once in a while, it can have that effect. We anticipate on the Bruker Daltonics side, some additional product introductions at the HUPO meeting in Beijing in October, the Human Proteome Organisation Meeting, and we obviously have in both businesses, additional product introductions in the pipeline, and undoubtedly some of them will come out next year.

 Derik DeBruin  - UBS Warburg - Analyst

 Thank you.

Operator

 As a reminder, ladies and gentlemen, to register a question, please key star, 1. Your next question comes from the line of John Sullivan of Leerink Swann. Please go ahead.

 John Sullivan  - Leerink Swann & Company - Analyst

 Hey guys, good afternoon.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Hi, John.

 John Sullivan  - Leerink Swann & Company - Analyst

 I had just a couple of questions. Just amplifying the issue that seems to be dominating the call. I would like to see if I could get a little more color on the fact that bookings for the first half of the year were up more than 15%, sales in in the second quarter up 5. It sounds like there were 2 issues here. The first one is, it’s taking longer for customers to accept products. The second one is, in some cases, it’s taking longer for the company to ship products. Can you give us some sense of the weighting of those 2 issues, in that 10 points of difference between sales and bookings?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 You’re certainly correct that both are playing a role. I am not sure I have a percentage weighting, but certainly both played a role. There certainly were some products where we had to delay shipment because they were relatively new transferring from R&D prototyping, into full scale manufacturing, and in that process, we incurred some delays. No major barriers, no insurmountable problems that we see, but we did incur some delays. I don’t think that we have a percentage weighting, but both of them were significant contributors.

 John Sullivan  - Leerink Swann & Company - Analyst

 Okay. Can you — can you say this? Is there anything — was there anything about the product mix that specifically caused the — that caused it to take longer for customers to accept the product?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Well, we have — we have products — we’ve got orders for products with — a third effect is really neither captured in the first 2 points, is also that we had a bit of a coincidental shift in our big mix of orders towards products with longer lead times, that are, perhaps, reasonably mature products, but we don’t sell them off the shelf, or within 30 or 60 days. For instance, some of the NBC products, some of the FTMS systems.

 John Sullivan  - Leerink Swann & Company - Analyst

 Okay, and those products, once they get into the customers’ lab, it takes longer to true them up or whatever, to the point where the customer agrees to accept?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Yeah, it’s not a simple story. Some FTMSs take longer to install than an ion trap typically. For some of the NBC products, sometimes there is no installation. They just take much longer to produce, because they are not an item that we have off the shelf, but often we manufacture those for a given contract.

 John Sullivan  - Leerink Swann & Company - Analyst

 I see. Okay. So, really, there are 3 issues contributing, the third one being, in some cases, the orders were for products that are — that aren’t produced as frequently by Bruker.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Or that have simply longer lead items, yes.

 John Sullivan  - Leerink Swann & Company - Analyst

 I understand. Let me just ask one more question, if you wouldn’t mind. I think that in the comments, it was described that SG&A was up as a percentage of revenues, in part due to commissions paid on bookings. That sounds like a drain on working capital in an environment like this. Is it the industry convention to pay commissions on bookings in analytical instrumentation?

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 I think it is. In fact, we don’t pay all commissions on bookings. We pay some on bookings and some on acceptance, at Daltonics it’s typically 50-50. I think it’s the industry convention that salespeople get a commission check in the quarter in which they bring in the order. So I think the answer is yes, but we’ve balanced that somewhat by having a mixed commission system.

 John Sullivan  - Leerink Swann & Company - Analyst

 Okay. Thank you very much.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 You’re welcome, John.

Operator

 Ladies and Gentlemen, this concludes the question-and-answer portion of today’s presentation. I will now turn your conference back to Bruker BioSciences for their closing remarks.

 Frank Laukien  - Bruker BioSciences Corporation - Chairman, President & CEO

 Well, we would like to thank you for bearing with us this afternoon. Sorry about our half-hour delay in getting the formatted press release out to you, and we are looking forward to speaking to you after, hopefully, a much rosier third quarter. Thank you very much. Bye-bye.

Operator

 Ladies and gentlemen, this concludes your presentation for today, and you may now disconnect. Have a great day.